Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

MANCHESTER, CT – February 27, 2009 – LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2008.

Net sales for the fourth quarter ended December 31, 2008 were $60.8 million compared with $81.5 million for the same period in 2007. Excluding the impact of foreign currency translation, net sales decreased by $18.8 million in the fourth quarter of 2008 compared with the fourth quarter of 2007. Net loss for Lydall during the current quarter of ($13.8) million, or ($.84) per diluted share, included non-cash pre-tax impairment charges of $17.4 million, or $.66 per diluted share, and pre-tax restructuring expenses of $1.6 million, or $.06 per diluted share. Excluding the impact of these fourth quarter charges, net loss was ($2.1) million, or ($.12) per diluted share for the fourth quarter ended December 31, 2008. Net income was $2.4 million, or $.15 per diluted share, in the fourth quarter of 2007.

Net sales for the year ended December 31, 2008 were $305.7 million compared with $320.9 million for 2007. Excluding the impact of foreign currency translation, net sales decreased by $24.5 million in 2008 compared with 2007. Loss from continuing operations in 2008 was ($6.1) million, or ($.37) per diluted share, compared with income from continuing operations of $8.6 million, or $.52 per diluted share, for 2007. Net loss for 2008 was ($5.0) million, or ($.31) per diluted share, compared to net income of $9.1 million, or $.55 per diluted share in 2007. Excluding the impact of the fourth quarter charges described above, net income was $6.7 million, or $.41 per diluted share for the year ended December 31, 2008.

Dale Barnhart, President and Chief Executive Officer, commented, “We had a difficult fourth quarter due to deteriorating global economic conditions impacting most of the markets that Lydall serves. The Thermal/Acoustical segment was impacted by dramatic reductions in automobile production in the U.S. and Europe, while our Performance Materials segment saw many of our customers adjust their order rates with the Company to reduce their inventory levels going into 2009.

“We have been proactive in taking appropriate actions to adjust our cost structure in advance of, as well as in response to, declining revenues and profitability. We expect that continued aggressive cost reductions and opportunistic market share gains will help the Company weather the current recession. We further expect that the combination of reducing our cost structure and supporting our growth initiatives will result in a much stronger company when the markets we serve begin to recover from the current recession.

“While global economic conditions made for a difficult 2008, Lydall had many significant accomplishments during the year, including:

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The initiation of the consolidation of two North American Thermal/Acoustical automotive facilities into one facility in advance of the significant downturn in production of automobiles in North America in the fourth quarter 2008. We have accelerated the timing of the consolidation by one quarter and now expect the consolidation to be substantially complete during the third quarter of 2009. We expect annualized savings of approximately $3.5 million to $4.0 million from the consolidation and expect to begin to benefit from these savings in the latter half of 2009.

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The realignment of management at our North American and European Thermal/Acoustical businesses by appointing one global president replacing two regional presidents. This reorganization has a dual benefit of providing cost efficiencies, and just as importantly, enabling the business to maximize the synergies between the regions.

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Company-wide discretionary cost and workforce reductions. Our global workforce was reduced by approximately 15% in 2008 and we will continue to adjust our workforce as necessary. The completion of the North American Thermal/Acoustical automotive consolidation will result in further workforce reductions in 2009.

•	Obtaining tier one supplier approval from three Asian automotive manufacturers in North America and beginning to receive orders and make shipments to certain Asian manufacturers.

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Acquiring DSM Solutech B.V. which provides Lydall with a proprietary membrane technology that is expected to expand our product offering to our existing customers and enable us to enter new specialty filtration markets.

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Commencing the execution of our strategy to gain market share in the rapidly growing bioprocessing life sciences market, which is served by our vital fluids business, with both new product development and capital investment.

•	The divestment of our non-core transport business resulting in $4.2 million in cash and an after-tax gain on sale of $0.9 million.

•

Ending 2008 with $13.7 million in cash and no significant outstanding debt other than capital lease obligations. In addition, the Company is negotiating terms of a new domestic asset-based credit facility with certain financial institutions which are expected to be completed in March 2009. The Company’s prior credit facility expired on February 1, 2009.

“I can’t emphasize enough the importance of Lean Six Sigma to Lydall in light of the current economic conditions. In 2008, the Company realized significant savings from lean initiatives. Going forward, we will continue to focus on Lean Six Sigma to drive operational excellence, improve our performance to customers enabling increased market penetration, reduce working capital, and improve our competitive cost position.”

During the fourth quarter of 2008, Lydall recorded non-cash pre-tax impairment charges of $17.4 million, or $.66 per diluted share. The Company recorded goodwill impairment charges of $16.4 million to write off all of the goodwill associated with the Company’s Thermal/Acoustical segment and the Company’s Affinity® temperature control equipment business (included in Other Products and Services) of $12.2 million and $4.2 million, respectively. In addition, the Company concluded that Affinity’s long-lived assets were impaired and recorded an impairment charge of $1.0 million during the fourth quarter of 2008. Also during the fourth quarter of 2008, the Company recorded pre-tax restructuring expenses of $1.6 million, or $.06 per diluted share, related to the previously announced consolidation of the Company’s North American automotive operations (“NA Auto”).

Gross margin percentage was 13.1% for the fourth quarter of 2008 compared with 24.0% for the same quarter of 2007. Gross margin percentage in the fourth quarter of 2008 was significantly impacted by the reduction in consolidated net sales causing fixed costs to be a greater percentage of net sales. This reduction in gross margin percentage was primarily attributable to the Company’s Thermal/Acoustical segment, and to a lesser extent, the Company’s Performance Materials segment. Restructuring related charges associated with the consolidation of NA Auto impacted the Company’s gross margin percentage by approximately 250 basis points in the fourth quarter of 2008. The fourth quarter of 2007 gross margin percentage was higher by approximately 110 basis points from the retroactive reimbursement of incremental raw material costs incurred by the Company in the first nine months of 2007.

Selling, product development, and administrative expenses were $12.7 million, or 20.8% of net sales, for the fourth quarter ended December 31, 2008 compared with $15.6 million, or 19.2% of net sales, for the same quarter of 2007. This decrease of $2.9 million was due to lower incentive compensation expense of $1.1 million, reduced litigation expense of $0.8 million, primarily associated with a former employee and recorded in Corporate Office Expenses, and lower salaries and benefits and sales commission expenses of $0.4 million and $0.3 million, respectively.

Net cash provided by operating activities was $1.4 million in the fourth quarter of 2008 compared with $11.9 million in the fourth quarter of 2007.

Segment Information

Performance Materials – Segment net sales were $22.5 million in the current quarter compared with $27.4 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales decreased by $4.4 million for the fourth quarter of 2008 as compared to the fourth quarter of 2007. During the fourth quarter of 2008, the Company’s filtration and industrial thermal insulation businesses were negatively impacted by global economic conditions. Specifically, many of the Company’s filtration media customers adjusted downward their production schedules and implemented or extended shut-down periods in order to reduce their levels of inventory. As a result, net sales of filtration products decreased by $3.2 million in the current quarter as compared to the same quarter of 2007. The Company’s industrial thermal insulation business was further impacted by the depressed new home and commercial building construction markets in the U.S., which resulted in lower net sales of $1.2 million in the current quarter.

Operating income for the segment decreased by $1.9 million in the fourth quarter of 2008 compared with the fourth quarter of 2007. Lower net sales and a reduction in gross margin percentage contributed to the change in operating income. Partially offsetting this decrease was lower selling, product development and administrative expenses of $0.6 million in the current quarter, related to decreases in incentive compensation and severance related expenses, as compared to the final quarter of 2007.

Thermal/Acoustical – For the fourth quarter of 2008, Thermal/Acoustical segment net sales were $31.7 million compared with $44.7 million for the fourth quarter of 2007. Excluding the impact of foreign currency translation, segment net sales decreased by $11.6 million in the current quarter compared with the fourth quarter of 2007, due to reductions in automotive parts net sales of $12.0 million. In the fourth quarter of 2008, production of automobiles in the North American and European automotive markets decreased significantly compared to typical periods, resulting in lower sales for the Company. According to CSM Worldwide, an automotive market forecasting service provided to suppliers, fourth quarter of 2008 production of cars and light trucks by North American and European OEMs was lower by approximately 27%, or 2.5 million vehicles, as compared to the comparable period of 2007.

The Thermal/Acoustical segment reported an operating loss of ($14.5) million in the fourth quarter of 2008 compared with operating income of $4.7 million in the fourth quarter of 2007. Excluding the goodwill impairment charge of $12.2 million and restructuring charges related to the NA Auto consolidation of $1.6 million, the operating loss was ($0.7) million for the fourth quarter of 2008. Lower net sales and gross margin percentage were partially offset by a reduction in selling, product development and administrative expenses of $1.0 million in the current quarter, primarily related to decreases in incentive compensation and sales commission expenses, as compared to the fourth quarter of 2007.

Other Products and Services (“OPS”) – Net sales for the fourth quarter of 2008 were $7.0 million compared with $9.8 million for the comparable quarter of 2007. Net sales of the Company’s vital fluids business increased by $0.3 million, while net sales from the Company’s Affinity® temperature control equipment business decreased by $3.1 million. Throughout 2008, the Company’s Affinity business was negatively impacted by a slowdown in capital equipment spending in the semiconductor industry.

OPS reported an operating loss of ($5.8) million in the current quarter compared to operating income of $0.2 million in the fourth quarter of 2007. Operating income at the Company’s vital fluids business increased by $0.2 million during the fourth quarter of 2008 as compared to the same period of 2007. Excluding the Affinity goodwill impairment charge of $4.2 million and the long-lived asset impairment charge of $1.0 million, the operating loss for Affinity was ($0.8) million for the fourth quarter of 2008, as a result of lower net sales and reduced gross margin percentage.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its fourth quarter ended December 31, 2008 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 877-852-6543 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, The Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2007 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, dependence on large customers, pricing pressures from OEM automotive customers, and changes in raw material pricing and supply. In addition, increases in energy pricing, inherent risks at international operations, including fluctuations in foreign exchange rates, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies or assertions by or against the Company relating to intellectual property rights, changes in tax laws and rates, and strategic transactions, including restructurings, can impact Lydall’s projected results.

In addition to the risk factors addressed above, the current crisis in the global credit and financial markets and decline in economic growth may impact the Company’s future results. The current tightening of credit and reduction in economic activity may lead consumers and businesses to postpone spending which may cause customers to cancel, decrease or delay their existing or future orders with Lydall. This could also result in customers not being able to make payments to the Company when due or suppliers not being able to supply sufficient levels of inventory to Lydall when required. Also, current credit and economic conditions could impact the Company’s ability to complete a new domestic credit facility. The Company’s strategic transactions, including the consolidation of the North American automotive operations and the acquisition of DSM Solutech B.V. also involve risks that could impact the Company’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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For further information:

Thomas P. Smith, Vice President, CFO and Treasurer 860-646-1233 www.lydall.com Email: investor@lydall.com

Lydall, Inc. News Release	6 of 7	February 27, 2009

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales	$60,753	$81,537	$305,716	$320,917
Cost of sales	52,768	61,950	242,836	248,484

Gross margin	7,985	19,587	62,880	72,433
Selling, product development and administrative expenses	12,650	15,625	54,958	57,281
Impairment of goodwill and long-lived assets	17,409	—	17,409	—

Operating (loss) income from continuing operations	(22,074)	3,962	(9,487)	15,152
Interest expense	99	138	451	490
Other expense (income), net	130	(92)	(133)	(140)

(Loss) income from continuing operations before income taxes	(22,303)	3,916	(9,805)	14,802
Income tax (benefit) expense from continuing operations	(8,509)	1,551	(3,717)	6,244

(Loss) income from continuing operations	(13,794)	2,365	(6,088)	8,558
Income from discontinued operations, net of tax	—	55	1,052	549

Net (loss) income	$(13,794)	$2,420	$(5,036)	$9,107

Basic earnings (loss) per common share:
(Loss) income from continuing operations	$(0.84)	$0.14	$(0.37)	$0.53
Income from discontinued operations	$—	$—	$0.06	$0.03
Net (loss) income	$(0.84)	$0.15	$(0.31)	$0.56

Diluted earnings per common share:
(Loss) income from continuing operations	$(0.84)	$0.14	$(0.37)	$0.52
Income from discontinued operations	$—	$—	$0.06	$0.03
Net (loss) income	$(0.84)	$0.15	$(0.31)	$0.55

Weighted average common shares outstanding	16,502	16,380	16,458	16,295
Weighted average common shares and equivalents outstanding	16,502	16,422	16,458	16,472

Summary of Segment Information
In thousands
(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net Sales

Performance Materials	$22,495	$27,431	$111,585	$108,553
Thermal/Acoustical	31,651	44,740	163,700	177,438
Other Products and Services	6,951	9,788	31,753	36,623
Reconciling Items	(344)	(422)	(1,322)	(1,697)

Consolidated Totals	$60,753	$81,537	$305,716	$320,917

Operating (Loss) Income

Performance Materials	$1,542	$3,424	$15,543	$15,468
Thermal/Acoustical	(14,465)	4,657	(6,101)	16,548
Other Products and Services	(5,788)	165	(6,388)	(699)
Corporate Office Expenses	(3,363)	(4,284)	(12,541)	(16,165)

Consolidated Totals	$(22,074)	$3,962	$(9,487)	$15,152

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Lydall, Inc. News Release	7 of 7	February 27, 2009

Financial Position

In thousands except ratio data

(Unaudited)

	December 31, 2008	December 31, 2007

Cash and cash equivalents	$13,660	$15,716
Working capital	$58,659	$63,506
Total debt	$8,154	$9,829
Stockholders’ equity	$166,145	$180,453
Total capitalization	$174,299	$190,282
Current ratio	2.6	2.4
Total debt to total capitalization	4.7%	5.2%

Cash Flows
In thousands
(Unaudited)
	Quarter Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net cash provided by operating activities	$1,408	$11,910	$20,098	$22,133
Net cash used for investing activities	$(15,870)	$(5,830)	$(21,234)	$(14,610)
Net cash (used for) provided by financing activities	$(254)	$(333)	$(262)	$1,231
Depreciation and amortization	$4,175	$3,816	$15,935	$15,227
Capital expenditures	$3,901	$5,830	$12,037	$14,610

Common Stock Data
Quarter Ended December 31,

	2008	2007
High	$9.94	$11.70
Low	$2.82	$9.20
Close	$5.75	$10.52

During the fourth quarter of 2008, 8,582,982 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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